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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           COMMUNITY BANK SYSTEM, INC.
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             (Exact name of registrant as specified in its charter)


              DELAWARE                                           161213679
      -----------------------                                -------------------
      (State of incorporation                                 (I.R.S. Employer
          or organization)                                   Identification No.)


5790 WIDEWATERS PARKWAY, DEWITT, NEW YORK                          13214
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(Address of principal executive offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                         Name of each exchange on which
      To be so registered                         each class is to be registered
-------------------------------                   ------------------------------
Common Stock, without par value                       New York Stock Exchange


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]


 Securities Act registration statement file number to which this form relates:

                     ______________________ (if applicable)


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


                             Exhibit Index on Page 2

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The capital stock of Community Bank System, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc., is the Registrant's Common Stock, without par value. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Such shareholders do not have cumulative voting rights in the election of directors.

     The Company may pay dividends on the Common Stock as declared from time to time by the Board of Directors out of funds legally available therefor, subject to certain restrictions. The holders of Common Stock are entitled to receive any dividends on the Common Stock in proportion to their holdings of Common Stock.

     In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all assets of the Company available for distribution to holders of Common Stock.

     Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of any capital stock of the Company that may be issued. The Common Stock is not subject to call or redemption and is fully paid and non-assessable.

     The Company's Certificate of Incorporation and By-Laws contain certain provisions which may impede any merger, consolidation, takeover or other business combination involving the Company or may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. These provisions include a classified board of directors, supermajority provisions with respect to the approval of certain business combinations by the Company's shareholders and directors; the availability of authorized but unissued shares of common and preferred stock; a requirement that the provisions of the Certificate of Incorporation designed to protect the Company from unfriendly takeover attempts can only be amended by a supermajority of the Company's shareholders and directors; and a prohibition on the taking of shareholder action by written consent. In addition, the Company has adopted a Stockholder Protection Rights Plan which is designed to protect shareholders in the event of an unsolicited offer or attempt to acquire control of the Company. These provisions are intended to avoid costly takeover battles and lessen the Company's vulnerability to a hostile change in control, thereby enhancing the possibility that the Board of Directors can maximize shareholder value in connection with any unsolicited offer to acquire the Company. However, anti-takeover provisions can also have the effect of discouraging activities such as unsolicited merger proposals, acquisitions or tender offers by which shareholders might otherwise receive enhanced consideration for their shares.


ITEM 2. EXHIBITS

     Not applicable.


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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          COMMUNITY BANK SYSTEM, INC.


                                          By: /s/ SANFORD A. BELDEN
                                              ----------------------------------
                                                  Sanford A. Belden
                                                  President and CEO


Dated: December 9, 1997


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